EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205906, 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-210402 on Form S-8, Registration Statement Nos. 333-186067, 333-212099, 333-155784, and 333-166526 on Form S-3, and Registration Statement Nos. 333-228743 and 333-231608 on Form S-3ASR of NeoGenomics, Inc. of our report dated February 26, 2019 relating to the consolidated financial statements as of and for each of the years in the two-year period ended December 31, 2018, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Crowe LLP

Indianapolis, Indiana
February 28, 2020